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                                                                      EXHIBIT 12

                                March _____, 2003

Northern Funds
50 South LaSalle Street
Chicago, IL  60675

                Re: Plan of Reorganization with respect to Global Communications Fund and Technology Fund, dated February 14, 2003
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Dear Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transactions contemplated in the above-referenced Plan of Reorganization (the "Plan").

BACKGROUND

         Northern Funds (the "Company") is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended. The Company currently offers shares in a number of investment portfolios, including the Global Communications Fund (the "Transferor Fund") and the Technology Fund (the "Surviving Fund").

         At the Closing Time of the Reorganization (as defined in the Plan), it is contemplated that the Transferor Fund will transfer substantially all of its assets and liabilities to the Surviving Fund. In exchange for such transfer, the Surviving Fund will issue to shareholders of the Transferor Fund full and fractional shares of the Surviving Fund having an aggregate net asset value equal to that of the Transferor Fund, and the existence of the Transferor Fund will be terminated. All of the above steps constitute the "Transactions."

         For purposes of this opinion, we have relied on certain written representations of an officer of the Company, and have assumed such representations to be true. We also understand that the Plan in the form included as Appendix A to the Proxy Statement/Prospectus (the "Proxy Statement"), which is part of the Registration Statement (the "Registration Statement") being filed this day with the SEC on Form N-14, has been duly authorized by the Company's Board of Trustees and will be approved by the shareholders of the Transferor Fund, and that the appropriate documents will be filed with the appropriate government agencies.

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CONCLUSIONS

         Based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Proxy Statement and the Plan), it is our opinion for Federal income tax purposes that:

                  (i) the acquisition of the assets and assumption of the liabilities of the Transferor Fund by the Surviving Fund in return for shares of the Surviving Fund followed by the distribution of those shares to the shareholders of the Transferor Fund, as provided in the Plan, will constitute a "reorganization" within the meaning of section 368(a)(1)(C) of the Code, and each such Fund will be "a party to the reorganization" within the meaning of section 368(b) of the Code;

                  (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Transferor Fund as a result of the Transactions;

                  (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by the Surviving Fund as a result of the Transactions;

                  (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Transferor Fund upon the receipt of the shares of the Surviving Fund in exchange for their shares of the Transferor Fund;

                  (v) in accordance with section 358(a)(1) of the Code, the tax basis of the shares of the Surviving Fund received by each shareholder of the Transferor Fund will be the same as the tax basis of the shareholder's shares of the Transferor Fund exchanged in the Transactions;

                  (vi) in accordance with section 362(b) of the Code, the tax basis of the assets received by the Surviving Fund in the Transactions will be the same as the tax basis of those assets in the hands of the Transferor Fund immediately before the Transactions;

                  (vii) in accordance with section 1223(1) of the Code, the holding period of the shares of the Surviving Fund received by each shareholder of the Transferor Fund will include the holding period of the shares of the Transferor Fund exchanged therefor, provided that at the time of the exchange the shares of the Transferor Fund are held as capital assets;

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                  (viii) in accordance with section 1223(2) of the Code, the holding period of the Surviving Fund with respect to the assets acquired in the Transactions will include the period during which those assets were held by the Transferor Fund; and

                  (ix) in accordance with section 381(a) of the Code, the Surviving Fund will succeed to the tax attributes of the Transferor Fund described in section 381(c) of the Code.

         This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We also express no opinion regarding Federal income tax consequences attributable to the termination of the taxable year of the Transferor Fund on the date of the Transactions or any costs relating to the Transactions. Additionally, we express no opinion on the tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

         We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm under the caption "Federal Income Tax Consequences" in the Proxy Statement. In consenting to such references to our firm, we have not certified any part of the Registration Statement, and such consent does not establish that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the SEC issued thereunder.

                                        Very truly yours,

                                        /s/ Drinker Biddle & Reath LLP
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                                        DRINKER BIDDLE & REATH LLP

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